As filed with the U.S. Securities and Exchange Commission on March 2, 2021

Registration No. 033-221995

Registration No. 333-229205

Registration No. 333-238833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-8 Registration Statement No. 033-221995

Form S-8 Registration Statement No. 333-229205

Form S-8 Registration Statement No. 333-238833

under

THE SECURITIES ACT OF 1933

HELIX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4046024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111

(Address of Principal Executive Offices) (Zip Code)

Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan

Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan

(Full title of the plan)

Scott Ogur

Chief Financial Officer and Director

5300 DTC Parkway, Suite 300

Greenwood Village, CO 80111

(Name and address of agent for service)

(215) 309-7700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Helix Technologies, Inc., a Delaware corporation (the “Registrant”) with respect to the Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan (the “2017 Plan”) and the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan, as amended, as assumed by the Registrant following the acquisition of Bio-Tech Medical Software, Inc. on June 1, 2018 (the “BMS Plan”):

●	File No. 033-221995, filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 11, 2017, registering 5,000,000 shares of the Registrant’s common stock, $0.001 par value (the “Common Stock”) to be offered or sold pursuant to the 2017 Plan;

●	File No. 333-229205, filed with the Commission on January 11, 2019, registering 8,132,410 shares of Common Stock to be offered or sold pursuant to the BMS Plan; and

●	File No. 333-238833, filed with the Commission on June 1, 2020, registering 6,000,000 additional shares of Common Stock to be offered or sold pursuant to the 2017 Plan.

As reflected herein, the registered Common Stock amounts noted above have not been adjusted for any historical stock splits and stock dividends.

On March 2, 2021, pursuant to the Agreement and Plan of Merger, dated as of October 16, 2020, as amended by Amendment to Agreement and Plan of Merger, dated as of December 30, 2020, as further amended by Amendment No. 2 to Agreement and Plan of Merger, dated February 9, 2021, by and among the Registrant, Forian Inc. (“Forian”) and DNA Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, with Registrant being the surviving corporation as a wholly-owned subsidiary of Forian. As a result of the Merger, the Registrant hereby terminates any and all offerings of its securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 2, 2021. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

HELIX TECHNOLOGIES, INC.

By:	/s/ Scott Ogur
	Name:	Scott Ogur
	Title:	President and Chief Executive Officer

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